EXHIBIT 21

                             PARLEX CORPORATION


                           Listing of Subsidiaries
                           -----------------------


Parlex International Corporation
      Incorporated - Commonwealth of Massachusetts
      Organized as a Foreign Sales Corporation
      January 8, 1985

Parlex (Shanghai) Circuit Co., Ltd.
      Incorporated in Shanghai, China
      Date of Incorporation - May 29, 1995